Exhibit 99.2

Nexstar Q3 Earnings Call Transcript
November 3, 2010

Operator:  Good day, and welcome to the Nexstar Broadcasting Group’s 2010 Third Quarter Conference Call. Today’s call is being recorded.

At this time, I’d like to turn the conference over to your host, Nexstar President and CEO, Perry Sook. Please go ahead.

Perry A. Sook, Chairman, President and Chief Executive Officer

Thank you, Nikki, and good morning everyone. Before we begin, I just want to remind everyone that all statements and comments made by management during this conference, other than the statements of historical fact, may be deemed forward-looking statements within the meaning of Section 21 of the Securities Act of 1933 and Section 21A of the Securities and Exchange Act of 1934.

The company’s future financial conditions and results of operations as well as forward-looking statements are subject to change. The forward-looking statements and comments made during this conference call are made only as of the date of today’s call. We will also be discussing non-GAAP financial information on this call, and in compliance with Reg G, reconciliations of non-GAAP financial information to GAAP measurements are included in our press release issued earlier this morning.

So, good morning everyone, and thank you for joining us to review Nexstar’s 2010 third quarter operating results. Tom Carter, our Chief Financial Officer is here with me this morning and after our brief remarks, we will open the call to your Q&A.

In 2010, Nexstar has consistently posted record quarterly financial results. The third quarter was no exception. Our television ad revenue strength combined with growth from every other element of our revenue quadruple play drove a 21.1% increase in third quarter net revenue. And our constant focus on expense management delivered great operating leverage and higher margins with our third quarter BCF, broadcast cash flow, increasing 54.5%, EBITDA up 65.2% and free cash flow rising 91.3%.

Nexstar generated third quarter net revenue of $73.1 million. As I mentioned, a 21.1% rise from the year-ago period with the increase being broad-based and illustrated by strong growth in local, national, political, retrans and eMEDIA revenues as well as growing management services revenue. Core, local and national revenue increased for a fourth consecutive quarter. Local advertising, our largest revenue source, grew at a higher rate in the third quarter than in the second quarter of 2010, despite tougher prior year comps for Q3 of 2009.

During the third quarter, we generated a 12% year-over-year increase in aggregate local and national revenue, a 22.8% rise in television ad revenue inclusive of political advertising and the company’s third quarter gross television ad revenues of $63.4 million included approximately $6.7 million of political ad revenue as the Nexstar stations are leaders in garnering significant shares of the political ad spend in our markets based on the strength primarily of our local news programming.

Nexstar’s ability to capitalize on the automotive advertising rebound extended into the third quarter. Auto category revenue was up 33% on a year-over-year basis and it reached the highest quarterly dollar level so far in 2010. Completing Nexstar’s core television revenue growth is the new value we’re creating through the further expansion of our quadruple play of revenue drivers, which include traditional media, subscription based revenue or retrans, mobile and eMEDIA revenue and station management agreements.

In the aggregate, third quarter retransmission, eMEDIA and management fee revenue rose 23.9% to $12 million for the quarter and these higher margin revenue streams accounted for 16.5% of our third quarter revenue. With diversified sources of growing revenue and a constant company wide focus on expense management, we had a strong operating leverage on our business model that is driving significant year-over-year cash flow and margin growth.

The combination of the strong increase in operating income adjusted for one-time charges and the reduction in capital expenditures led Nexstar’s 2010 third quarter free cash flow to rise 91.3% to $10.1 million. Consistent with the progress made during his tenure as our CFO, Tom and his team have continued to reduce debt in Q3 and he will review those specifics in just a moment, but first let me review some other quarterly highlights.

Third quarter retransmission fee revenue were above those of Q1 and Q2 and we reached a quarterly record level of $7.7 million. That’s a year-over-year increase of 22.5% in retransmission fee revenue. Q3 eMEDIA revenue came in at $3.6 million and that surpassed last year’s third quarter by 20.6%. That marked the 16th consecutive quarter of growth for Nexstar’s community web portal strategy and eMEDIA revenue. We are having good early success with our mobile applications as well from both a utilization and a sponsorship standpoint.

The combination of the third quarter -- $800,000 fee revenue from our management services agreement came from the Four Points Media Group. It’s important to note that in addition to the $500,000 quarterly base management fee revenue, we accrued incentive compensation of $300,000 in Q3 as the Four Points Group reached the 2010 full year broadcast cash flow, a threshold for our agreement in the first 9 months of the year. In addition, all of the BCF generated in Q4 will generate additional incentive fees to Nexstar, which we expect to be multiples of the incremental $300,000 we generated in Q3.

Nexstar generated $3.9 million in new local direct advertising in Q3 of ‘10 representing 9.4% of our local billing and we approved this metric by over 20% relative to new business development in Q3 of ‘09. Last month, Nexstar expanded our informational and educational campaign, ‘101 reasons that TV advertising works’ which we first launched last October. This innovative on-air initiative reflects our commitment to developing new means of highlighting the advantages and value of local television and its role as the most effective advertising medium for local businesses.

With TV usage at record levels, Nexstar stations are more effective than ever in illustrating the benefits of local television as the most effective advertising platform for companies to connect with local customers. The nearly sevenfold rise in third quarter political revenue to $6.8 million reflects strong issue, party and tax spending as well as Senate race spending in Illinois, Missouri, New York, Pennsylvania and Arkansas, and of course gubernatorial, Congressional as well as State and local race spending.

Our gross political revenue has grown over sevenfold in the year-to-date period through September 30 to approximately $16.7 million year-to-date. We’re seeing record setting Q4 activity in political revenue. As such, in our fourth quarter alone, we expect to fully generate political revenue more than 30% greater than the $16.7 million booked in the year-to-date 9-month period. In total, we expect 2010 full year political revenue to exceed the 2008 level of $32.9 million by over 19%.

Now to look at some category data, Nexstar was up in 14 of our top 20 advertising categories in Q3, 8 of those categories produced double-digit increases over the comps in 2009. These categories generated an 11% overall increase in billing over the prior year led by the 33% year-over-year increase in automotive related advertising. Those auto gains were across the board from local dealers, corporate and dealer group spending and this is now the fifth consecutive quarter of improvements in this category.

Just as in the first half of 2010, auto represented about 20% of our Q3 core television billing. The category strength remains broad-based with increases from both domestic and foreign brands, local dealers as well as dealer groups.

Now, Tom will provide further detail on our financials and debt reduction and after which, I’ll come back and talk briefly about our outlook before we open the call to questions. Tom?

Tom Carter, Executive Vice President and Chief Financial Officer

Good morning. Thanks, Perry. I’ll review and reiterate some of the key Q3 line items on the company’s income statement and balance sheet. Again, net revenues were up 21.9% to $73.1 million with core revenue or local and national ad spend up 12% to $56.7 million from $50.6 million in the previous year. The components of that were local revenue being up 11.8% to $41.7 million and national revenue being up 12.7% to $15 million.

Political revenue, as Perry mentioned earlier, was strong at 6.7% million for the quarter and retrans and eMEDIA revenues both continued to show 20 plus percent revenue growth quarter over previous year’s quarter with retrans up 22.5% to $7.7 million and eMEDIA revenues up 20.6% to $3.6 million.

On the profitability side, broadcast cash flow increased 54.5% to $28.8 million, adjusted EBITDA was 24.1 million, up 65.2% and free cash flow for the quarter was $10.1 million, up 90 plus percent over the prior year’s period.

Nexstar’s third quarter 2010 corporate expenses totaled $4.7 million inclusive of $312,000 of non-cash option expense. This compares to $4 million in the year ago period of which $377,000 was non-cash option expense.

As with previous quarters, the year-over-year increase relates primarily to the bonus accruals in 2010 not present in 2009. Our control of fixed and variable costs continues to bring leverage to our financial model. Station direct operating expenses which consist primarily of news, engineering and programming, selling and G&A expenses net of trade were $37.1 million for the 3 months ending 9/30/2010 compared to $35.1 million for the same period of 2009, an increase of $2 million or 5.7%.

Approximately 70% of the total dollar increase in our station operating expenses was attributable to higher variable costs, primarily commissions, related to the significant rise in national, local and political revenues. In addition, property taxes increased about $300,000 during the quarter due to higher property values. Absent these non-fixed cost expense increases, station direct operating expenses would have been up only 1.4% on a same store basis.

As Perry mentioned at the outset of the call, we remain actively engaged in deleveraging the balance sheet, and during the quarter, Nexstar further reduced total debt as we redeemed the $5.3 million balance of the outstanding 13.5% senior subordinated payment in kind notes, which were originally due – which were to be due in 2014, and made subsequent open market purchases, at a discount, of $4.7 million of the 7% PIK notes, and $900,000 of the outstanding 7% cash pay notes.

All of this follows the repurchase in the first half of 2010 of approximately $2 million of the 7% PIKs and $3 million of the 13% subordinated notes in the open market and the repurchase through a cash tender offer of $34.3 million of the 13% notes, with a portion of the proceeds of the April financing.
I’ll now review the capital structure and key balance sheet items as of September 30th. We’ve made significant progress in addressing some of the most expensive pieces of our capital structure, and in all, we’ve reduced debt by almost $25 million in the first 9 months of the year.

Total leverage at September 30th was 6.6 times, down from 7.5 times at June 30th, and this is versus the total permitted leverage covenant under the credit agreement of 8.75 times. First lien leverage was one time down from 1.2 times at June 30, and again, versus a covenant of 2.5 times.

Reflecting the purchases, the tender offer and the financings in 2010, our outstanding debt consisted of the following. Approximately 98 – I’m sorry, $99.8 million outstanding under the term loan, there’s nothing outstanding under the revolver. The second lien debt with the bonds there had accrued to $317.2 million. And again, the – those are semi-annual interest payments, the first of which was made on October 15th.

And then the other debt remaining is the 7% cash pay bonds at $46.2 million, the 7% PIK bonds, which again go cash pay on January 15th of 2011 of $132.8 million and $50 million outstanding under the 11.375 senior subordinated debt. The total debt was $646 million, and our cash balance at 9/30 was approximately $17.8 million.

Total interest expense in the third quarter of 2010 was $14.3 million compared to $8.7 million for the same period in ‘09. Cash interest expense for the quarter was $11.1 versus $4.7 in the same period of ‘09. Our CapEx of $3.2 million compares with $4.9 million in the third quarter of last year. Year-to-date, net CapEx was $11.4 million and we project total CapEx for the year to come in at approximately $13 million.

Overall, we’ve successfully managed the top line, our fixed and variable costs and the balance sheet for cash and remain focused on further actions that can enhance shareholder value. And we plan to deploy the record free cash flow in the second half of 2010 to further reduce our debt.

That concludes the financial review for the call, and I’ll turn it back over to Perry for some closing remarks and then to Q&A.

Perry A. Sook, Chairman, President and Chief Executive Officer

Thank you, Tom. We’ve clearly and consistently demonstrated that our uniquely diversified business model is yielding strong year-over-year revenue margin and cash flow growth. The fourth quarter promises to be even more impressive based on our current core pacings, visibility on our subscription based revenue stream, and a truly enormous level of political advertise spendings at our stations. We obviously, today after the election, have pretty good visibility on political for Q4, which will be north of $22 million, which will put our total for the year north of $39 million in political ad revenue.

Given our model, our Q4 cash flows will again grow disproportionate to the top line growth, resulting in substantial free cash flow growth as well as creating further ability for us to delever. Nexstar’s generated $30 million or more than $1.00 a share of free cash flow in the first 9 months of this year and with anticipated fourth quarter revenue increases and a continued watchful eye on expenses and improving our operating efficiencies, in the period ended December 31, Nexstar will generate the highest quarterly annual free cash flow in the company’s history.

Thanks for joining us this morning. And now let’s get to your Q&A to address your specific areas of interest. I’ll turn the call back over to Nikki.

Operator:  Ladies and Gentlemen, if you have a question at this time, please press star then one on your touchtone phone.  If your question has been answered or you with to remove yourself from the queue, please press the pound key.  Again, if you have a question at this time, please press star then one.

I’m showing our first question comes from Bishop Cheen from Wells Fargo. Your line is open.

<Q – Bishop Cheen>: Hey, Perry, Tom, thank you for taking the questions. And Tom, thank you for putting the balance sheet in the press release. That is very helpful.

<A – Tom Carter>: We aim to please.

<Q – Bishop Cheen>: Yes, you do. All right, so as we’re already halfway through – almost halfway through Q4, were there any big chunky changes to the balance sheet, were you able to or did you take out any of your different issues through market purchases, et cetera?

<A – Tom Carter>: Essentially the balance sheet is today as it was at September 30.

<Q – Bishop Cheen>: Okay. So yeah, you have been focused like a laser on it, and knocking those ratios down, which I’m sure is good for everybody. But as you get into 2011, good news, bad news. The good news is political, might be a record for you if it’s $39 million plus. The bad news relative to that is, gee whiz, how do you replace it all? I know you’re doing a lot with new media to replace it, and developing new business. But what do you do in 2011 to avoid the high beta of inherent leverage spikes from lower cash flow without political?

<A – Tom Carter>: Well, you’re right; I mean it is good news, bad news. And we will have to try and replace $30 plus million of political in 2011. The good news is retrans and eMedia continue their trajectory of 20ish area percent growth on a quarter-over-quarter and a year-over-year basis.

Early returns, and I’ll let Perry speak more to this, for Q1 are good. I don’t think you’re going to see the same kind of year-over-year growth that we saw ‘10 over ‘09 that you’re going to see ‘11 over ‘10. But we have a – we and all broadcasters have the problem about replacing political revenue in an odd numbered year. That’s not news to anybody. I think the key for us is keeping our expenses as low as possible. And I reiterated, our operating expenses were up 5.7%, but our fixed expenses were up 1.4%. What you’re going to see next year is commissions come back down as the top line comes down. That’s the unfortunate reality of our business, when we had so much political. So I think it’s about expense control, it’s about free cash flow management, it’s about our CapEx. I think we have a fighting chance to have a nominal to a flat total revenue year next year. But you’re right, we do have $30 million, perhaps $30 million plus, of political we have to replace.

<Q – Bishop Cheen>: So it sounds like it is a – it’s quarter-by-quarter kind of gauge on how you’re doing on that?

<A – Tom Carter>: Right.

<Q – Bishop Cheen>: All right. That is fair enough. Let me pass it on. I may circle back for a big picture question from Perry.

<A – Tom Carter>: Sure.

<Q – Bishop Cheen>: Thanks.

Operator:  And our next question comes from Jim Boyle from Gilford. Your line is open.

<Q – James Boyle>: Good morning. If possible, could you give us a feel for how your month-by-month bookings to date for Q4 look so far?

<A – Perry Sook>: It’s double-digit pacing over the prior year and that is obviously inclusive of political in October and a couple of days in November. But we also have total revenue double-digit pacing increases for November and December, obviously, December with a complete absence of political revenue at this point.

And just a note on political, it was a record year for us Jim, north of 39 million. It’s a 19% increase on political over 2008 and a 45% increase over 2006, the last mid-year election that we had. I think the interesting thing to note is that we did have political revenue in 2009 of just shy of $6 million.  I would expect it will be that much or more as we head toward the 2012 Presidential election year. But Tom is right. The net replacement is approximately $30 million, which will be mitigated some by the continued growth in core revenues, which we project will be a mid-single digit amount next year.

Pacings for the first quarter would indicate double-digit pacing over the prior year on core revenue. It’s obviously at this point a small sample size, but we think there will be core revenue growth in the odd numbered year, and as Tom mentioned, double-digit growth in eMedia, retrans, which will help to backfill the political difference between an odd and even year.

<Q – James Boyle>: The press release notes the top ad category, auto, had quite the surge. What about the other top 5 core advertising category growth in Q3?

<A – Perry Sook>: Sure, automotive was plus 33%, Jim. Our second category, fast-food, was plus 2%. Again, paid programming for us, which is long form infomercials, down by design about 10%. But then you have the other categories that were up double-digit growth were radio, cable, newspaper up 47%; telecom plus 22%; state lottery advertising was plus 11%; home repair plus 12%; insurance plus 12%; grocery stores plus 25% and attorneys were plus 9%. So from our standpoint, 70% of our tracked categories were up over the prior year. And you’ll remember, the comps started to get tougher as the business started to turn in September of last year, which obviously was inclusive of Q3 of ‘09.

<Q – James Boyle>: Okay. And in a non-political year, next year, you spoke about the top line, presuming a sluggish economy, something that certainly you can’t control, do you have any sort of margin expectations or range that you’re going to shoot for?

<A – Perry Sook>: Well, we typically operate at a high 30% EBITDA, approaching 40% EBITDA margin in a typical even numbered year. And you can probably take 4 or 5 points off of that, half a dozen points off of that in an odd numbered year. Our total operating expenses will be down next year because of the variable expense. Non-variable expenses will be up 1%.

So on an all in basis, operating expenses will be down. CapEx this year to next year will be virtually flat at somewhere in the $12 million, $13 million range. So we will play very well within ourselves. And as Tom says, there’s a fighting chance if the core revenue growth is more than a mid-single digit, there’s a fighting chance that net revenue could be flat next year.

We’re not guiding to that, nor forecasting that at this point. We don’t have enough visibility. But I can tell you that the early returns on Q1 of 2011 are double-digit pacing growth in each month of the year over core revenue in 2010. And that’s good news. But as I said, it’s a small sample size at this point.

<Q – James Boyle>: Okay. Final question, since you were probably most high profile pioneer in retransmission consent in the past years, do you believe that the current retransmission consent back and forth, is broken like the other site says? And since I was one of the 3 million subscribers that was just held hostage by two very large media companies that didn’t seem to budge or care about us 3 million as high profile programming disappeared for 2 plus weeks. Do you think the FCC or Congress is going to get involved or do you think this just happened between two very stubborn folks?

<A – Perry Sook>: Well, I obviously can’t comment on FOX or Cablevision. I can tell you that of our 213 retransmission agreements, we have successfully reached consensus and signed agreements for renewals this year, with all but a dozen of those. And those are agreements we are negotiating with now with no outages.

But I think again, from my perspective, the Congress created this Act in 1992, and it was the Fair Competition Act, where we were given the opportunity to negotiate for retrans. And I think Congress intended it to be a free market negotiation. And I think if anything, last night’s election said loudly to me that the American people are expressing a strong preference for less government intervention and less government invasion into their professional and personal lives.

So I don’t think the system is broken. There are always alternatives when one provider and one distributor can’t get along. And I think that it will continue to be a free market negotiation. There may be some high profile spats from time-to-time. I saw a recent research piece that more people were denied access to cable due to power outages than due to retransmission consent disputes in the last five years.

So while anything that happens on Long Island is going to be big news, I do think that those kinds of disputes resulting in service interruption are probably the exception more than the rule. But again, as we said in 2005, if we don’t feel that we’re being dealt with fairly, then there should be no presumption of continued carriage of the signal absence an agreement.

<Q – James Boyle>: Okay, thank you.

Operator:  And our next question comes from Aaron Watts from Deutsche Bank. Your line is open.

<Q – Aaron Watts>: Hey, guys.

<A – Perry Sook>: Morning.

<Q – Aaron Watts>: Perry, I’m trying to figure out where you fall on the political spectrum after that last answer, but anyway.

<A – Perry Sook>: I think in the vast majority, how about that?

<Q – Aaron Watts>: Yeah, fair enough. One follow-up on your comments about your outlook, it sounds like you’re cautiously optimistic on the demand for your core advertising. Can you just talk a little bit about pricing? I imagine you’ve probably had some advertisers come in when you lowered your prices through the recession. How are you hanging on to those advertisers on the local level? Are you finding them to be sticky? And once political goes away, do you think you’re going to be able to hold up pricing, maybe not to where it’s been for the last couple of months, but still to a reasonable degree?

<A – Perry Sook>: Well, as you know, it’s purely a math equation. We are like the airlines. Those planes go in the air everyday and the seats are either sold or they go empty. We actually have some advertisers that shied away in October from advertising. They didn’t want to compete for the finite amount of inventory that we have with all of the political candidates and issue ads that we had on the air.
Our three regional vice presidents have conducted their fourth quarter forecast meetings, bottoms up forecasting with every one of our 33 markets in which we control the revenue picture. And I can tell you that we heard on more than one occasion of money that’s on the sidelines that is waiting to – post-election, and the interesting thing – this election was literally a week earlier in the quarter than the 2008 election.

So there are full eight weeks of business to be done here post-election for the fourth quarter. And we’ve heard particularly from some fast food accounts and some others that they were holding off on October and actually have budgets to be released in November and December.

But I think, obviously for us, local is our focus, the fact that despite $6.7 million of political revenue, $6.8 million in the third quarter, we were able to increase our local revenues by 12%. And that’s a combination of new business development, pricing, flexibility, and then bringing ideas to advertisers that helped them move their business forward. And I see no reason for that calculus to change going forward.

<Q – Aaron Watts>: Yeah. And then you also talked about how your commission expense is likely to come down in 2011. On the fixed side, do you have any changes or benefit over the next year or two with regards to your programming expenses, any sort of expensive contract you signed up in the past that are going to roll off, maybe what that looks like?

<A – Perry Sook>: Well, we do have a contract in I think nine Nexstar markets with a lady by the name of Oprah Winfrey, and that expires in September of 2011. That’s approximately 25% of our entire programming expense line. And that will be replaced by and large with local programming, so there will be a portion, a fraction of that license fee that will be reinvested into the news budget to create local news or information type programming in those time periods, by and large the bulk of those license fees will be put into our pocket as savings and go to the bottom line.

<Q – Aaron Watts>: Okay, good. All right, thanks for taking the questions.

Operator:  And our next question comes from Marci Ryvicker from Wells Fargo. Your line is open.

<Q – Marci Ryvicker>: Hi, thanks for taking the question. The first one is just regarding political. It feels like it came later, but not lighter. So do you get a sense that the crowd-out effect in the fourth quarter in general is just greater than it normally is? I know there’s been a rule of thumb that political has displaced 50% of traditional advertising, but do you think that that 50% could be higher?

<A – Perry Sook>: Well, it’s a double-edged sword. I think that from our perspective, demand was so high. So obviously then rates were high. I think the actual dollar displacement was probably less at least the way we tracked it in the month of October. We did over $20 million in political business in the month of October and our displacement of core advertising revenue was less than 50%, in fact substantially less.

Now, I think the good news is, is we think those dollars can roll into November and December since the election was so early in the month of November with little disruption but obviously when rates go from $300 to $3,200 because of political demand in Good Morning America in Erie, Pennsylvania, there are going to be local advertisers that are going to say, listen, I will wait till all that’s over and then I will comeback and talk to you.

<Q – Marci Ryvicker>: Okay. And then the other question I have is just on the retail category, it’s been spotty across-the-board for most media, how has retail been for you and do you see that being up – a category of upside for next year?

<A – Perry Sook>: Well, we look at retail a number of different ways. I mean if you look, furniture for us was basically flat, but department and retail stores was plus 4% for us and then a service various which includes some retail elements was plus 27% in the quarter. It’s a category that quite honestly this year has been a pleasant surprise that we’ve seen growth in every quarter of the first three so far this year and expect that with holiday spending now expecting to be up versus last year, there will be advertising out there to try and capture market share of that. So we think for us, our retail spending will continue to be up over the prior year in fourth quarter.

<Q – Marci Ryvicker>: Okay. Thank you so much.

Operator:  And our next question comes from Jonathan Levine from Jefferies. Your line is open.

<Q – Jonathan Levine>: Thanks. A lot of my questions have been answered. Just wanted to touch on just kind of your thoughts on potentially a refinancing for the 7% and how you’re thinking about that in the near term?

<A – Tom Carter>: Well, I’m not focused on the 7%. We have the $50 million of the 11 and 3/8s, I think we’ve been pretty consistent in addressing the highest coupon parts of our capital structure. Obviously that also has a nearer-term maturity. So that’s probably the first thing on our hit list and that’s where we can get a good bang for our buck.

As it relates to the 7s, clearly the market is very robust right now, but we enjoyed the 7% coupon, it’s a 2014 maturity. We will have after our Q3 and will increase that substantially after our Q4 substantial free cash flow that we can use to pay down debt. We will have substantial free cash flows between now and 2014 to address any maturity issues as it relates to the 7, but right now we’re focused on the 11 and 3/8s.

<Q – Jonathan Levine>: And then just in regards to your RP basket, what is the availability at this point as of 3Q?

<A – Tom Carter>: Well. I haven’t filed my compliance certificate, so I can’t tell you what that is. I know that we have a marginal amount, a nominal amount remaining from Q2 and our Q3 RP basket will approximate our free cash flow that we reported in the financial statement, but there is a finer point to that in terms of the definition.

<Q – Jonathan Levine>: Okay, thank you.

<A – Tom Carter>: My pleasure, thank you.

Operator:  Our next question comes from John Kornreich from Sandler Capital. Your line is open.

<Q – John Kornreich>: Yeah, I just have a few small questions. On retrans, you are annualizing $30 million now, could it be $35 million next year based on your negotiations and settlements?

<A – Perry Sook>: Short answer is yes, John.

<Q – John Kornreich>: Okay. You mentioned in the fourth quarter free cash flow will be an all-time high. Could you refresh us what the previous high was?

<A – Tom Carter>: I will have to get back to you specifically on that, but I want to say it was $20 million area. So I’ll have to get you the specific number.

<Q – John Kornreich>: Okay. So your free cash flow this year is going to be roughly in the area of $50 million. It’s $30 now and you’re going to – you said you’ll beat the $20?

<A – Tom Carter>: Yes. It will start with a 5.

<Q – John Kornreich>: Okay, excellent. I may have missed this. Your December only ad revenue, will you have confidence to be up?

<A – Perry Sook>: Right now, John, that’s pacing double-digit ahead of December of ‘09 and so our projection is that it will continue to be up and will be up through the end of the year.

<Q – John Kornreich>: Thanks. Management fees – I missed your comments on that for the fourth quarter because there will be incentive fees in there in the fourth, does that mean that the total management fees in the fourth quarter could be double or triple the $800,000 in the third quarter?

<A – Tom Carter>: Again, the short answer is yes, but the longer answer is we have a dollar amount threshold which we have to meet in order to start to accrue a management fee. We met that through the first nine months.

<Q – John Kornreich>: A management fee bonus?

<A – Tom Carter>: A management fee bonus, right. So all of the broadcast cash flow of the Four Points Group in Q4 is subject to a management fee or a – subject to your bonus or incentive fee.

<Q – John Kornreich>: Right. So could -

<A – Tom Carter>: In condition to our $500,000 a quarter base fee.

<Q – John Kornreich>: $500 a – so how did you get $800 in the third quarter?

<A – Tom Carter>: $500 base and $300 incentive.

<Q – John Kornreich>: I thought all the incentive is in the fourth quarter, okay.

<A – Tom Carter>: No, so we – that’s really the point is we’ve already started accruing the incentive fee in the third quarter and all of the fourth quarter broadcast cash flow is subject to that incentive fee.

<Q – John Kornreich>: So your management fees for the whole year could be approaching $4 million?

<A – Tom Carter>: They will be, I would say, that or greater.

<Q – John Kornreich>: Wonderful. That’s it. Thanks a lot. I’m done.

<A – Tom Carter>: Thank you, John.

Operator:  Your next question comes from Edward Atorino from Benchmark. Your line is open.

<Q – Ed Atorino>: It was sort of answered. Marci sort of answered it. So I will pass. Thanks.

Operator:  And our next question comes from Mark Rose from RBC Capital Markets. Your line is open.

<Q – Mark Rose>: Hi, yes, thanks for taking my question. My question has to do with 11 and 3/8s which you said you are focused on – looking at the cash flow and from what I can tell with the covenants and I am still diving through other documents, but is there anything that prevents you from issuing opco debt or doing an add on to retire the – or to pay down the 11-3/8s currently or do you need to wait for certain covenant hurdles?

<A – Tom Carter>: We need to wait for certain covenant hurdles, some of which will potentially expire or be met when we file our Q3 financial statements. Others are still lingering out there. So it’s a – it’s a pretty complex needle that needs to be threaded, but we think we have a path to it in the not too distant future.

<Q – Mark Rose>: Can you outline what stays outstanding? I think I understand what you exceeded when you follow your numbers.

<A – Tom Carter>: Clearly, the relevant indentures are the 7% PIK and the 7% cash pay, and those two do have some differences between the two.

<Q – Mark Rose>: Okay. All right, we’ll take a better look then.

<A – Tom Carter>: Yes

<Q – Mark Rose>: So essentially you think by end of fourth quarter you could be beyond all those current hurdles plus with your cash flow--

<A – Tom Carter>: The only fine point I – when we report our fourth quarter, obviously we have to – yeah, fourth quarter results but we obviously have to be able to report those results.

<Q – Mark Rose>: Right. If you quote me potential expectations here, I mean, also too you’ll have a substantial amount of cash, you might even be able to just do it with cash.

<A – Tom Carter>: Right. But also keep in mind that at some point it becomes a dollar denominated equation because those 11 and 3/8s become callable at par on April 1st. So I’m not in any hurry to pay a big premium above that, understanding what we can do in the not-too-distant future.

<Q – Mark Rose>: Okay. Thank you.

Operator:  And our next question comes from Bishop Cheen from Wells Fargo. Your line is open.

<Q – Bishop Cheen>: Hey, as threatened, Perry, I always thought you were as good as one Williams for punditry and big picture comments. You proved some of that already today. I’m not going to offer you a $2 million contract, but I am going to ask you for free to – you already gave us your view on the Retrans. Can you give us what your view post-election is on the broadband plan, net neutrality and ownership regulations?

<A – Perry Sook>: I think that there are priorities in the Congress that are probably way ahead in the batting order, like, determining what the income tax and tax rate situations are going to be less than 60 days from today. From my perspective, again I think this election was a mandate for less government intrusions, smaller government, less spending. And so I think that those increasing government regulatory fingers on the scale, if you will, is not in the political zeitgeist right now, nor is it in the national will to accomplish those things.

We think in terms of the broadband plan the looming shortages based on statistics promulgated by the broadband industry, and I’m not sure those have been held up for inspection just yet. I think that when we talk to legislators, and I was just with Senator Orrin Hatch last week, and we had the discussion about maybe we need to do a full spectrum inventory of all spectrum, look at device efficiency, everything from my PDA to my broadcast tower. And then, let’s develop a cogent and comprehensive national broadband plan rather than just picking it and nibbling at pieces around the edges.

I think that that’s the sense I got even before the election of where the Congress was headed that let’s not ready, fire, aim here; let’s take a more comprehensive look. I think that takes time. But in the meantime, I think broadcasters are deploying more and more content to mobile devices. If the results of the Open Mobile Video Coalition test in Washington D.C. showed that local broadcast news was the preferred programming on those mobile devices. So we have the preferred programming on that screen.

I think that we have an opportunity with mobile to develop a business that may dwarf everything that we’re doing now. I think that your PDA is rapidly becoming your wallet. And if it also becomes your mobile television screen, I think television broadcasting then is at the preeminent place in the food chain in terms of delivering value to advertisers, which is how we get paid, but also to consumers. So I think that the market is rapidly working through to find market-based solutions that don’t really require the government’s thumb on the scale.

So that’s, I guess, a political commentary but also a little forecast on what I see as the free call option right now embedded in all of our stocks, which is the mineral rights, which is our spectrum. And I think that the market is moving towards monetization of those mineral rights, and it’s just a matter of time.

<Q – Bishop Cheen>: All right. Fair enough. You know I’m going to pin you next time, too. So it’s going to be an ongoing series.

<A – Perry Sook>: I’ll look forward to it.

<Q – Bishop Cheen>: All right. Thanks, Perry. Thank you, Tom.

Operator:  Your last question comes from Andrew Finkelstein from Barclays Capital. Your line is open.

<Q – Andrew Finkelstein>: Hey, guys, thanks for taking my question. Just wanted to ask about visibility, Perry, and it was probably destroyed in the heart of the recession. It seems like, guys, maybe you’re getting orders earlier. Can you tell us where we are in terms of maybe looking back to 2007 to today in terms of the timing of buys coming in? And are clients willing to talk about their, let’s say their budgets roughly, or market country lead for 2011? Where we are sort of on that spectrum?

<A – Perry Sook>: Yeah, I would say that, I think, our visibility is probably back to a more routine level like it was in 2007 and ‘08. I mean the anomaly was 2009. I judge that really by when our regional vice presidents go into the field to do their quarterly forecast meetings. In 2009, we were doing them kind of at the end of the first month of the current quarter because we just had no visibility beyond that to develop a quarterly revenue forecast. We are now doing them and as we have traditionally in the last month of the quarter prior. So that equates to about six weeks better visibility than we had last year, and that’s about routine.

I think that, again, I’m looking at first quarter and we’ve got double-digit pacing in January, February and March, again with a small sample size in terms of business on the books, but pacing against those comps positively, obviously, would indicate that there is business that has moved, that is on the books earlier than it was prior. So, I think that it’s becoming fairly back to a more normalized business cycle for us, which would be probably six to eight weeks visibility in front of the current quarter.

<Q – Andrew Finkelstein>: I guess that’s the point at which we sort of come back to a more normalized visibility cycle. Looking into the first quarter, how much looks organic versus just the sort of timing adjustment?

<A – Perry Sook>: Hard to say. I mean, I can tell you in fourth quarter we see more advertisers. We have more accounts on air and they’re spending bigger budgets. So it’s more advertisers, bigger budgets, and again obviously that will drive rate.

And again we’ve got double-digit pace in November and December on our core and revenue and that’s on the other side of political. So the rest of fourth quarter looks a lot like third quarter, quite frankly, if you exclude the political tsunami that money is already in the bank.

<Q – Andrew Finkelstein>: Okay. And then one more question, something that no one has really talked about in a while, just given the strength of the rebound, but competition in the local media marketplace from either local cable or other media, how do you think TV is holding up and you think there are any changes now we’re sort of moving into 2011?

<A – Perry Sook>: It is obvious to me. And I think it is a definite trend that local television is gaining share. If you just look at the results through the first half of this year, local television broadcast was up roughly 20% on its core revenue, excluding political, where you look at the networks in the upfront last year were up high single digits. You talked to radio operators and, depending on whether there are in large markets or small markets, it’s somewhere between low to mid single digit increases and I don’t even know if that’s particularly sustainable.

Local cable reporting kind of again on a much smaller sample size in the first half of the year up kind of high single digits on their ad reported spend. Newspaper is down, directory is down, outdoor down. Obviously, if you do the math, local television is taking an increasing share of the marketplace. And we see that in our local markets where our local revenue on the core side is growing and we see a lot of that money coming directly from newspapers and our online revenue is growing and a lot of the growth there is coming straight out of the local directory business. And that is by design, but I heard a lot of advertisers in 2009 said that they cut their ad budgets but they are spending a higher percent of what they have left on television because they knew that that works. And every one of our sales people has a memo from me in their briefcase saying our challenge and our opportunity is to maintain that share of mind and that share of wallet as the economy continues to improve. And I think we’ve been successful in doing that so far in 2010.

<Q – Andrew Finkelstein>: Okay, great. Thanks.

Operator:  And showing no further questions at this time.

Perry A. Sook, Chairman, President and Chief Executive Officer

All right. Well, thank you very much everyone for joining us this morning. We very much look forward to sharing our fourth quarter results and our record fourth quarter free cash flow story with you early in the New Year. Thanks again.

Operator:  Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the conference and you may now disconnect. Everyone, have a wonderful day.